As filed with the Securities and Exchange Commission on October 6, 1998
                                              Registration
No. 333-

             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549


                          FORM S-8

                   REGISTRATION STATEMENT
                            Under
                 THE SECURITIES ACT OF 1933


          CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC.
   (Exact Name of Registrant as Specified in Its Charter)

           Maryland                            52-2097010
     (State or Other Jurisdiction of          (I.R.S.
Employer Identification No.)
     Incorporation or Organization)

    401 East Pratt Street
    28th Floor
    Baltimore, Maryland                          21202
     (Address of Principal Executive Offices)
(Zip Code)

Chapman Capital Management Holdings, Inc. 1998 Omnibus Stock
                            Plan
                  (Full title of the Plan)

              Nathan A. Chapman, Jr., Chairman
          Chapman Capital Management Holdings, Inc.
                    401 East Pratt Street
                         28th Floor
                 Baltimore, Maryland  21202
           (Name and address of agent for service)

                       (410) 625-9656
    (Telephone number, including area code, of agent for
                          service)


                          Copy to:

                  Elizabeth R. Hughes, Esq.
              Venable, Baetjer and Howard, LLP
                       2 Hopkins Plaza
            1800 Mercantile Bank & Trust Building
                 Baltimore, Maryland  21201

               CALCULATION OF REGISTRATION FEE

                  Amount    Proposed    Proposed     Amount
    Title of        to      maximum      maximum       of
   Securities       be      offering    aggregate   registra
to be registered  regist     price      offering      tion
                   ered    per share*    price*       fee

Common Stock,     150,00     $7.75     $1,162,500     $355
$.001 per share      0
Par Value         Shares

* Calculated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h), based upon the average of the bid and asked price as of October 1, 1998.

                           PART I

          Documents containing the information specified in
Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

                           PART II

Item 3.   Incorporation of Documents by Reference.

          The following documents which have been filed by the registrant, Chapman Capital Management Holdings, Inc.
(the "Company"), with the Commission are incorporated herein by reference:

          (a) The Company's Final Prospectus filed pursuant to Rule 424(b) dated August 11, 1998
               (Registration No. 333-51883);

          (b)  Quarterly Report on Form 10-QSB, filed by the
               Company on August 14, 1998 under the
               Securities Exchange Act of 1934 (SEC File No.
               0-24213);

          (c) Description of Common Stock of the Company contained in the Registration Statement on Form 8-A filed by the Company on May 6, 1998 under the Securities Exchange Act of 1934
               (SEC File No. 0-24213), including any
               amendments or reports filed for the purpose of updating such description.

          All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of the Registration
Statement from the date of filing of such documents.

Item 4.   Description of Securities.

          Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not Applicable.

Item 6.   Indemnification of Directors and Officers.

          Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that the Company may indemnify any director who was, is or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Company, or while a director, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against reasonable expenses (including attorneys' fees), judgments, penalties, fines and settlements, actually incurred by the director in connection with such action, suit or proceeding, unless it is established that: (i) the act or omission of the director was material to the matter giving rise to such action, suit or proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If the action, suit or proceeding was one by or in the right of the Company, no indemnification shall be made with respect to any action, suit or proceeding in which the director shall have been adjudged to be liable to the Company. A director also may not be indemnified with respect to any action, suit or proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director is adjudged to be liable on the basis that a personal benefit was improperly received. Unless limited by the Company's Charter: (i) a court of appropriate jurisdiction, upon application of a director, may order such indemnification as the court shall deem proper if it determines that the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, regardless of whether the director has met the standards of conduct required by MGCL Section 2-418; and (ii) the Company shall indemnify a director if such director is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above. However, with respect to any action, suit or proceeding by or in the right of the Company or in which the director was adjudged to be liable on the basis that a personal benefit was improperly received, the Company may only indemnify the director for any expenses (including attorneys' fees) incurred in connection with such action, suit or proceeding.

           MGCL Section 2-418 further provides that unless limited by the Company's Charter, the Company: (i) shall
(a) indemnify an officer of the Company if such officer is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, and (b) indemnify an officer of the Company if a court of appropriate jurisdiction, upon application of an officer, shall order indemnification; (ii) may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent that it may indemnify directors; and (iii) may indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by the Charter, Bylaws, general or specific action of the Company's Board of Directors or contract.

           The Charter of the Company, provides that the Company shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the MGCL, as from time to time amended. If approved by the Board of Directors, the Company may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board of Directors. The Company shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the MGCL and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

          The Company's Charter provides that, to the fullest extent permitted by the MGCL, as amended or interpreted, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages in connection with events occurring at the time such person served as a director or officer.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

     4.1  Articles of Incorporation(1)

     4.2  Bylaws1

     4.3  Chapman Capital Management Holdings, Inc. 1998
          Omnibus Stock Plan.(1)

     5    Opinion of Venable, Baetjer and Howard LLP(2)

     23.1 Consent of Arthur Andersen LLP(2)

     23.2 Consent of Venable, Baetjer and Howard LLP
          (included in Exhibit 5)

     24   Power of Attorney(2)

[FN]
     1.   Incorporated by reference to the Company's
          Registration Statement on Form SB-2 (SEC File No.
333-51883) filed on May 5, 1997.

     2.   Filed herewith.

Item 9.   Undertakings.

          The undersigned Company hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information with the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

          (4)  That, for purpose of determining any
liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                         SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, state of Maryland, on October 2,1998.

                              CHAPMAN CAPITAL MANAGEMENT
                              HOLDINGS, INC.

                              By: /s/ NATHAN A. CHAPMAN, JR.

                              Nathan A. Chapman, Jr.
                              President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                 Title                Date

                           President and        October 2,
/s/ NATHAN A. CHAPMAN, JR. Director (Principal  1998
Nathan A. Chapman, Jr.     Executive Officer)

                           Treasurer and        October 2,
/s/ M. LYNN BALLARD        Controller           1998
M. Lynn Ballard            (Principal
                           Financial Officer
                           and Principal
                           Accounting Officer)
The Entire Board of
Directors

   Nathan A. Chapman, Jr.
   Earl U. Bravo, Sr.
   Theron Stokes
   Robert L. Wallace

By:
/s/ NATHAN A. CHAPMAN, JR.                      October 2,
  Nathan A. Chapman, Jr.                        1998
  Attorney-in-Fact

                        Exhibit Index


Exhibit Number      Description                        Page

5                   Opinion of Venable, Baetjer
                    and Howard LLP

23.1                Consent of Arthur Andersen LLP

23.2                Consent of Venable, Baetjer
                    and Howard LLP(included in
                    Exhibit 5)

24                  Power of Attorney